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                                                                   EXHIBIT 10.21
                                                                   -------------


                           ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is made and entered into as of the 4th day of September, 1996, by and among CXR Acquisition Corp., a Delaware corporation (the "Buyer"), a wholly-owned subsidiary of Trex Medical Corporation, a Delaware corporation ("Trex Medical") and Continental X-Ray Corporation, an Illinois corporation ("Continental"), Alphatek Corporation, an Illinois corporation ("Alphatek"), Broadview Manufacturing Corporation, an Illinois corporation ("Broadview"), Haymarket Square Associates, an Illinois partnership ("Haymarket"), Advanced Medical Imaging, Inc., an Illinois corporation ("AMI"), Trans-Continental X-Ray Corporation, an Illinois corporation ("Trans-Continental"), and the stockholders of Continental, Alphatek, Broadview, AMI and Trans-Continental and the partners of Haymarket whose names appear on the signature pages hereto (collectively, the "Stockholders") and, as to Section
7.21 only, Trex Medical. Continental, Alphatek, Broadview, Haymarket, AMI and Trans-Continental are referred to herein individually as the Seller and collectively as the Sellers.

        The Buyer desires to purchase, and the Sellers desire to sell, all of their assets, subject to the assumption by the Buyer of certain liabilities.

        NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                   AGREEMENT

        The parties, intending to be legally bound, agree as follows:

        1.   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Accounts Receivable" -- as defined in Section 3.8.

        "Agent" -- as defined in Section 2.9.

        "Applicable Contract"-- any Contract (a) under which any Seller or any of its Subsidiaries has or may acquire any rights, (b) under which any Seller or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which any Seller or any of the assets owned or used by any Seller or any of its Subsidiaries is or may become bound.

        "Assets" -- as defined in Section 2.1.

        "Assumed Liabilities" -- as defined in Section 2.3.

        "Balance Sheet Date" -- as defined in Section 3.4.
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        "Breach" -- for purposes of Section 6 hereof, a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

        "Buyer" -- as defined in the first paragraph of this Agreement.

        "Closing" -- as defined in Section 2.6.

        "Closing Balance Sheet" -- as defined in Section 2.4.

        "Closing Date" -- as defined in Section 2.6.

        "Code" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

        "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                (a)  the sale of the Assets by the Sellers to the Buyer;

                (b) the performance by the Buyer and the Sellers of their respective covenants and obligations under this Agreement; and

                (c) Buyer's acquisition and ownership of the Assets and exercise of control over the Assets.

        "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

        "Damages" -- as defined in Section 6.2.

        "Disclosure Letter" -- the disclosure letter delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement and attached hereto as Exhibit A and incorporated into this Agreement as a part hereof.

        "Draft Closing Balance Sheet" -- as defined in Section 2.4.

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        "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environment" -- soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "Environmental, Health and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law, Occupational Safety and Health Law, a Contract or other obligation relating to:

                (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                (d) any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA").

        "Environmental Law" -- any Legal Requirement or principle of common law designed:

                (a) to advise appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous or toxic substances or materials, violations or discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have an adverse impact on the Environment;

                (b) to permit or license, or to prevent or acceptably minimize the release of

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pollutants or hazardous or toxic substances or materials into the Environment;

                (c) to reduce the quantities, prevent the release, and minimize the hazardous characteristics of wastes that are generated;

                (d) to assure that products are designed, formulated, packaged, or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                (e)  to protect resources, species, or ecological amenities;

                (f) to acceptably minimize the risks inherent in transportation of hazardous or toxic substances, pollutants, oil, petroleum, or other potentially harmful substances;

                (g) to clean up pollutants that have been released, prevent the threat of release, or pay the costs of such cleanup, remediation or prevention; or

                (h) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets.

        "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Escrow Amount" -- as defined in Section 2.9.

        "ERISA Affiliate" -- as defined in Section 3.11.

        "Exchange Act" -- the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Excluded Assets" -- as defined in Section 2.1.

        "Excluded Liabilities" -- as defined in Section 2.3.

        "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned, leased or operated by any of the Sellers (or any predecessor Persons) and any buildings, plants, structures, or equipment currently or formerly owned, leased or operated by any of the Sellers (or any predecessor Persons).

        "Financial Statements" -- as defined in Section 3.4.

        "GAAP" -- generally accepted United States accounting principles.

        "Governmental Authorization" -- any approval, consent, license, permit, waiver,

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exemption or variance, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body" -- any:

                (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                (b) federal, state, local, municipal, foreign, or other government;

                (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                (d)  multi-national organization or body; or

                (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial (including court), legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Sellers.

        "Hazardous Materials" -- any substance that is now or may reasonably be foreseen to be listed, deemed, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and polychlorinated biphenyls, asbestos or asbestos containing materials.

        "Indemnified Persons" -- as defined in Section 6.2.

        "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "June Balance Sheet" -- as defined in Section 3.4.

        "June Income Statements" -- as defined in Section 3.4.

        "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

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                (a)  such individual is actually aware of such fact or other matter; or

                (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, management employee, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        "Land" -- as defined in Section 3.29(a).

        "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other, constitution, law, ordinance, Order, regulation, requirement, statute, treaty, or any principle of common law interpreting any of the foregoing.

        "Material Adverse Effect" -- any loss to the Sellers, taken as a whole, in excess of $100,000.

        "Net Asset Benchmark" -- as defined in Section 2.4.

        "Neutral Auditors" -- as defined in Section 2.4.

        "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), is not required to be specifically authorized by the parent company (if any) of such Person, and does not require any other separate or special authorization of any nature; and

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                (c)  such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

        "Permitted Exceptions" -- as defined in Section 5.1.

        "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

        "Plans" -- as defined in Section 3.11.

        "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Products" -- as defined in Section 3.12(c).

        "Purchase Price" -- as defined in Section 2.2.

        "Real Property" -- as defined in Section 3.29.

        "Related Person" -- with respect to a particular individual:

                (a)  each other member of such individual's Family;

                (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

                (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

                (a) any Person that directly or indirectly controls, is directly or indirectly

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controlled by, or is directly or indirectly under common control with such specified Person;

                (b) any Person that holds a Material Interest in such specified Person;

                (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                (d) any Person in which such specified Person holds a Material Interest; and

                (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

        "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles).

        "Restricted Employee" -- as defined in Section 7.16.

        "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller" or "Sellers" -- as defined in the first paragraph of this Agreement.

        "Seller Representative"-- Patrick T. Fitzgerald, as representative of all of the Sellers and the Stockholders.

        "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

        "Survey" -- as defined in Section 2.10.

        "Tax" -- any tax (including without limitation any income, capital gains, gross receipts,

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license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessments or other fiscal charges of any kind whatsoever, including any fine, interest, penalty, or addition thereto, whether disputed or not), imposed, assessed, levied or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax.

        "Tax Return" -- any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

        "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        "Title Company" -- as defined in Section 5.1.

        "Title Policy" -- as defined in Section 5.1.

        "Trust" -- as defined in Section 3.29.

        "Trustee" -- as defined in Section 3.29.

        "1995 Balance Sheet" -- as defined in Section 3.4.

        "1995 Income Statements" -- as defined in Section 3.4.

        2.      SALE AND TRANSFER OF ASSETS; CLOSING

        2.1 Sale of Assets. At the Closing, the Buyer shall purchase, acquire and accept, and the Sellers shall assign, transfer, convey and deliver, all of the Sellers' right, title and interest in and to, the assets, properties and rights (contractual or otherwise) of every kind, nature and description owned or used by the Sellers (collectively, the "Assets"). The Assets shall include, without limitation, the following:

                (a) Inventories. All inventories of raw materials, work-in-process, finished

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products and resale merchandise, scrap inventory, and expendable manufacturing supplies.

                (b) Machinery and Equipment. All machinery and equipment used in the research and development, manufacture, production, assembly, test, handling, distribution, demonstration and sale of products, together with the spare-parts inventories and all manufacturing or production tools and maintenance supplies pertaining thereto.

                (c) Intellectual Property Rights and Trademarks. All patents, trademarks, service marks, copyrights, trade names and applications therefor, including without limitation, the names "Continental X-Ray Corporation" and "Alphatek Corporation".

                (d) Technical Information and Intangibles. All inventions, discoveries (whether patentable or unpatentable), processes, designs, know-how, trade secrets, proprietary data, software programs and intellectual property of all kinds, including drawings, plans, specifications, processes, patents, dies, designs, blue prints, records, data, product development records, production outlines, diskettes, source code, object code, flow charts, information, media or knowledge and procedures, and customer and supplier lists.

                (e) Contracts. All real and personal property leases, licenses, sales, distribution, and supply Contracts, purchase Contracts and sales orders, and any prepaid items, warranties and all causes of action and claims related thereto.

                (f) Motor Vehicles. All cars, trucks and other motor vehicles, automotive equipment and other rolling stock.

                (g) Books and Records. All books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, and customer lists; employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, as well as all studies, reports or summaries relating directly to the general condition of the Sellers; and any confidential information which has been reduced to writing relating to or arising out of the business of the Sellers.

                (h) Permits and Approvals. To the extent transferable, all Governmental Authorizations of the Sellers.

                (i) Claims. All claims, deposits, prepayments, refunds, security interests, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment, rights under warranties and other similar assets.

                (j) Furniture and Fixtures. All office furniture, office equipment and supplies and computer hardware.

                (k) Accounts Receivable. All trade and other accounts and notes receivable and any rights of recovery or setoff of every type and character.

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                (l)     Real Property. All real property, including the property
located at 2000 South 25th Avenue, Broadview, Illinois, leaseholds and subleaseholds in real property, and buildings, improvements, fixtures and fittings thereon, easements, rights-of-way and other rights and privileges appurtenant to such real property or leasehold or subleasehold estates.

                (m) Miscellaneous Supplies. All catalogs, brochures, product literature, product-related application notes, manuals, technical papers, other printed materials, shipping and packaging materials and labels, cartons and shipping containers, palettes, shipping equipment, graphics, artwork, photographic film, slides, negatives, color separations, printer's and photographer's plates and so-called "camera-ready materials" and sales and advertising materials.

                (n) Cash and Securities. All cash, bank accounts, money market accounts, certificates of deposit, treasury bills, bonds, notes, securities and similar assets.

                (o) Assets in Subsidiaries. All of the assets of all Subsidiaries of the Sellers.

        Notwithstanding anything to the contrary herein, the Assets shall not include the partnership interests of Haymarket held by Continental and Alphatek (the "Excluded Assets").

        2.2 Purchase Price for the Assets. Subject to Section 2.4, the aggregate purchase price for the Assets shall be $13,050,500 (the "Purchase Price") payable to Continental to be allocated to it and each of Alphatek, Broadview, Haymarket, AMI, and Trans-Continental.

        2.3 Assumption of Liabilities. At the Closing, the Buyer shall assume all liabilities (the "Assumed Liabilities") of the Sellers arising out of or relating primarily to the business of each such Seller (including but not limited to claims, actions, Proceedings and liabilities for product warranty, breach of contract, breach of warranty, tort or infringement), except the Excluded Liabilities. The Buyer shall not assume any liabilities or obligations of any Seller of any nature known or unknown, fixed, contingent or otherwise of each such Seller (the "Excluded Liabilities"): (a) for any Environmental, Health and Safety Liabilities resulting from the ownership, operation or condition of the Facilities, or with respect to any site to which Hazardous Materials generated by any Seller were transported, or for any liabilities or obligations resulting from any Hazardous Activity conducted by any Seller, (b) for any Taxes resulting from the conduct of the business of the Sellers, including all Taxes on Real Property, except such Taxes on Real Property as are accrued and reflected on the face of the Closing Balance Sheet, (c) for any violation by any Seller of any Legal Requirement, (d) to any retired or other former employees of any Seller including but not limited to pension payments to Paul and Irene Worden ($1,226 per month plus COLA), Margaret Shoup ($335 per month), Erwin Held ($35 per month) and Ruth Taxy ($800 per month) or with respect to the note payable to Paul and Irene Worden in the principal amount of $120,000 due October 2007, (e) under any Plans maintained at any time by any Seller or to which or in which any Seller contributes or participates, or relating to any termination of any such Plan, (f) for any liabilities or obligations of any Seller arising under this Agreement, including without limitation, for any obligations arising under Section 6.2 hereof, for any breach of any representation or warranty made by any Seller contained herein or for any other breach hereof, and (g) for any liabilities (other than such liabilities described in (a) through (f) above) of which

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the Sellers have Knowledge on or prior to the Closing Date and which are not reflected on the face of the Closing Balance Sheet or in the notes thereto, or in the Disclosure Letter.

        2.4     Post-Closing Adjustment. The Purchase Price set forth in Section
2.2 shall be subject to adjustment after the Closing Date as follows:

                (a) Within 30 days after the Closing Date, the Buyer shall prepare and deliver to the Seller Representative a combining balance sheet reflecting the combined net assets of the Sellers as of the Closing Date (a "Draft Closing Balance Sheet") at Buyer's expense. The Buyer shall prepare the Draft Closing Balance Sheet in accordance with GAAP. For purposes of this Agreement, "net assets" shall mean the Assets (other than Excluded Assets), minus Assumed Liabilities reflected on such Balance Sheet in accordance with GAAP applied on a basis consistent with the basis on which the 1995 Balance Sheet was prepared with respect to excess and obsolete inventory and product warranties.

                (b) The Seller Representative shall deliver to the Buyer within 15 days after receiving the Draft Closing Balance Sheet a detailed statement describing its objections (if any) thereto. Failure of the Seller Representative so to object to the Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon such Draft Closing Balance Sheet shall be deemed to be the "Closing Balance Sheet." The Buyer and the Seller Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 15 days after the Buyer has received the statement of objections, the Buyer and the Seller Representative shall, within 5 days thereafter, select one of the following nationally recognized accounting firms (Coopers & Lybrand, Deloitte & Touche, Ernst & Young, KPMG Peat Marwick and Price Waterhouse) mutually acceptable to them (which shall not be the regular accounting firm used by the Buyer or any Seller) (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and the Seller Representative are unable to agree on the choice of Neutral Auditors within such 5-day period, they shall select as Neutral Auditors one of such nationally recognized accounting firms by lot within 5 days thereafter (after excluding their respective regular independent accounting firms). The Neutral Auditors shall determine, within 30 days after their appointment, whether the objections raised by the Seller Representative are valid. The Draft Closing Balance Sheet that is the subject of objections by the Seller Representative shall be adjusted in accordance with the Neutral Auditors' determination and, as so adjusted, shall be the Closing Balance Sheet. Such determination by the Neutral Auditors shall be conclusive and binding upon the Buyer and the Seller Representative. The Buyer, on the other hand, and the Sellers, on the other hand, shall share equally the fees and expenses of the Neutral Auditors.

                (c) If the net assets as shown on the Closing Balance Sheet are less than the Net Asset Benchmark, the Sellers shall pay to the Buyer, by wire transfer in immediately available funds, within ten business days after the date on which the Closing Balance Sheet is finally determined pursuant to this
Section 2.4, an amount equal to such deficiency (plus interest thereon from the Closing Date at the interest rate equal to the base rate of the Bank of Boston as announced from time to time).

                (d) As used in this Section 2.4, "Net Asset Benchmark" means $3,000,500.

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        2.5     Allocation of Purchase Price. The Sellers and the Buyer agree that the consideration paid by the Buyer under Sections 2.3 and 2.4 hereof shall be provisionally allocated among the Assets as provided on Exhibit C attached hereto. The final allocation of the Purchase Price shall differ from the provisional allocation only to reflect changes in the book value of the net Assets as shown on the Closing Balance Sheet. The Buyer and the Sellers each shall report the federal, state, provincial, foreign and local income and other tax consequences of the transaction contemplated hereby in a manner consistent with such allocation.

        2.6 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Hedberg, Tobin, Flaherty & Whalen, Three First National Plaza, Chicago, Illinois, at 10:00 a.m. on the date set forth in the first paragraph of this Agreement (the "Closing Date").

        2.7 Deliveries by the Sellers to the Buyer. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

                (a) such executed assignments, patent assignments, trademark assignments, bills of sale, certificates of title, or other documents, each dated the Closing Date, as shall be necessary, in the opinion of the Buyer and its counsel to transfer to the Buyer all of the Sellers' right, title and interest in and to the Assets;

                (b) an opinion of Hedberg, Tobin, Flaherty & Whalen, counsel to the Sellers, in the form attached hereto as Exhibit D;

                (c) consents to the assignment of the Contracts listed on Exhibit E; and

                (d) executed copies of such other agreements contemplated hereunder to which any of the Sellers is party.

        2.8 Deliveries by the Buyer to the Sellers. At the Closing, the Buyer shall deliver to the Sellers:

                (a) Subject to Section 2.9 hereof, the Purchase Price by wire transfer to the account designated by the Sellers; and

                (b) an executed assumption agreement and such other documents, each dated as of the Closing Date, as shall be necessary, in the opinion of the Sellers and their counsel, for the assumption by the Buyer of all of the Assumed Liabilities.

        2.9 Escrow. For the purpose of providing security for the obligations of the Sellers under Section 6.2 hereof, $1,250,000 (the "Escrow Amount") shall be withheld from the Purchase Price delivered at Closing and shall be placed in an escrow account with BayBank, N.A. as escrow agent (the "Agent"). The Agent shall hold the Escrow Amount pursuant to the terms of an escrow agreement among the Sellers, the Buyer and the Agent substantially in the form attached hereto as Exhibit F. On the first anniversary of the Closing Date, the Seller Representative may withdraw 50% of the Escrow Amount, together with interest earned thereon, for distribution to the Sellers, as their interests appear, less the amount of any unsatisfied claims for indemnification made by the Buyer prior to such first anniversary. On the second anniversary of the Closing Date, the Seller Representative may withdraw the remainder of the Escrow Amount, together with any interest thereon, for distribution to the Sellers, as their interests appear, less the amount of any unsatisfied claims for indemnification made by the Buyer on or prior to such second anniversary. Any portion of the Escrow Amount that cannot be withdrawn from the escrow account due to pending claims by the Buyer for indemnification, shall remain in the escrow account until the resolution of such claims by judgment of a court from which no appeal can be made, decision of an arbitrator or agreement of the Buyer and the Seller Representative.

        2.10 Survey. Buyer may procure, either before or after Closing, at Sellers' sole cost and expense, a current spotted, staked ALTA/ACSM Land Title Survey (the "Survey") of the Real Property drawn to scale, containing a metes and bounds description of the Real Property, prepared and executed by a registered Illinois land surveyor acceptable to Buyer, and certified to Buyer, the Title Company and any lenders or other parties Buyer may designate. The Survey shall show recording data where applicable, shall in all respects meet or exceed the Minimum Standard Detail Requirements for Land Title Surveys (urban surveys), as adopted in 1992 by the American Land Title Association and American Congress on Surveying and Mapping, and shall include items 1, 2, 3, 4, (6, as to record matters only), 7, 8, 9, 10 and 11 from Table A of such requirements. Sellers shall provide the surveyor with all information necessary to properly prepare the Survey provided for in this Section.

        2.11 Payment of Certain Loans. Buyer agrees to pay at Closing all real estate mortgage and bank loans and other loans of the Sellers as listed on Exhibit B hereto and timely present Sellers evidence of discharge of such obligations.

        3.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

        3.1     Organization and Good Standing.

                (a) Each of the Sellers is a corporation (other than Haymarket which is a partnership) duly organized, validly existing, and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, with full corporate or partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Sellers is duly qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect. Set forth in

Part 3.1 of the Disclosure Letter is a list of the jurisdictions of incorporation or organization of each Seller and a list of all states in which each Seller is qualified to do business.

                (b) The Sellers have delivered to the Buyer complete and correct copies of all of the Sellers' Organizational Documents, as currently in effect.

        3.2     Authority; No Conflict.

                (a) Each of the Sellers has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate and other actions and proceedings to be taken by or on the part of each of the Sellers to authorize and permit the execution and delivery by each Seller of this Agreement and the instruments required to be executed and delivered by each Seller pursuant hereto, the performance by each Seller of the obligations hereunder and the consummation by each Seller of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

                (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Seller, or (B) any resolution adopted by the board of directors, partners or the stockholders of any Seller; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller, or any of the assets owned or used by any Seller, may be subject; (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Seller; or (v) entitle any employee or other person to severance or other payments by any Seller or create any other obligation to an employee or other person, including any increase in benefits.

                (c) Except as set forth in Part 3.2 of the Disclosure Letter, no Seller will be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3 Subsidiaries. Set forth in Part 3.3 of the Disclosure Letter is a list of all Subsidiaries of each Seller, including, with respect to each Subsidiary, its jurisdiction of incorporation. All of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid, nonassessable and free of preemptive rights, and is owned beneficially and of record by the respective Seller or by another Subsidiary of a Seller free and clear of any Encumbrance or restriction of any nature, including, without limitation, any restriction on transfer or voting. No shares of any Subsidiary's capital stock are reserved for issuance, and there are no options, warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating a Subsidiary to issue, sell or purchase shares of capital stock. No Seller is a partner or joint venturer with any other person. No Seller is subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity. No Seller has any equity interest in any corporation, partnership or other business entity other than the Subsidiaries listed on the Disclosure Letter. Each Subsidiary is in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Sellers have delivered to the Buyer complete and correct copies of the Organizational Documents of each Subsidiary, as amended. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that qualification is required by applicable laws, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. All jurisdictions where the Subsidiaries are qualified as foreign corporations or are required to be so qualified are listed on Part 3.3 of the Disclosure Letter.

        3.4     Financial Statements. The Sellers have delivered to the Buyer:
(a) an audited combining balance sheet (the "1995 Balance Sheet") of the Sellers as at December 31, 1995, (the "Balance Sheet Date") and the related audited combining statements of income, stockholders' equity/partners' deficit and cash flows for the fiscal year then ended (the "1995 Income Statements") and (b) an unaudited combining balance sheet of the Sellers (the "June Balance Sheet") as at June 30, 1996 and the related unaudited combining statements of income, stockholders' equity/partners' deficit and cash flows for the six month period then ended (the "June Income Statements"). The 1995 Balance Sheet and the 1995 Income Statements are referred to collectively as the "Financial Statements". The Financial Statements fairly present the financial condition and the results of operations and cash flows of the Sellers as at the respective dates of and for the periods referred to therein all in accordance with GAAP and reflect the consistent application of such accounting principles throughout the periods involved. The Financial Statements, the June Balance Sheet and the June Income Statements are consistent with the books and records of the Sellers.

        3.5 Books and Records. The books of account, minute books, and other records of the Sellers, all of which have been made available to the Buyer, are complete and correct.

        3.6     Title to Properties; Encumbrances. Except as set forth in Part
3.6 of the Disclosure Letter, the Sellers have valid and legally enforceable title to all of the Assets free and clear of any Encumbrances whatsoever, and the consummation of the Contemplated Transactions will vest in the Buyer all of the Sellers' right, title and interest in and to the Assets.

        3.7     Condition and Sufficiency of Assets. Except as set forth in Part
3.7 of the Disclosure Letter, to the Knowledge of the Sellers, the Assets are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are the only assets necessary for the continued conduct of the business of the Sellers after the Closing in substantially the same manner as conducted prior to the Closing.

        3.8 Accounts Receivable. All accounts receivable of the Sellers are reflected properly on the Sellers' books and records in accordance with GAAP. All accounts receivable of the Sellers that are reflected on the June Balance Sheet (except for those collected in full prior to the Closing Date) or on the accounting records of the Sellers as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date and except as set forth on
Part 3.8 of the Disclosure Letter, the Accounts Receivable are or will be as of the Closing Date current and collectible within 90 days net of the respective reserves shown on the June Balance Sheet or on the accounting records of the Sellers as of the Closing Date. There is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

        3.9 No Undisclosed Liabilities. To the Knowledge of the Sellers, the Sellers have no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), and, there is no basis for the assertion against any of the Sellers of any such liability or obligation, except for liabilities or obligations set forth on the face of (rather than in any notes thereto), or reserved against in, the 1995 Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date or liabilities or obligations pursuant to the Applicable Contracts assumed by the Buyer hereunder or as reflected in Parts 3.6, 3.7, 3.10 3.11, or 3.13 of the Disclosure Letter.

        3.10 Taxes. Except as set forth in Part 3.10 of the Disclosure Letter, to the Knowledge of the Sellers each of the Sellers has accurately prepared and duly and timely filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. None of the Sellers is the beneficiary of any extension of time within which to file any Tax Return. All Taxes owed by the Sellers have been paid when due, other than those being contested in good faith and where adequate reserves (determined in accordance with GAAP) have been established therefor. All Taxes of the Sellers attributable to Tax periods or portions thereof ending on or prior to the Closing Date, including Taxes that may become payable by the Sellers in future periods in respect of any transactions or sales occurring on or prior to the Closing Date, that have not yet been paid have, in the aggregate, been adequately reflected as a liability on the books of the Sellers in accordance with GAAP. None of the Sellers is currently being audited or examined by any Governmental Body, and no deficiencies for any Tax have been asserted against any of the Sellers. No claim or inquiry with respect to any material amount of Taxes has been made within the past seven years against any Seller by an authority in a jurisdiction where any such Seller did not file Tax Returns that such Seller is or may be subject to any Tax by that jurisdiction. Without limiting the generality of the foregoing, the Sellers have withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with payments to foreign persons, sales and use Tax obligations, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person. Except as set forth in Part 3.10 of the Disclosure Letter, none of the Sellers are party to any Tax allocation or sharing agreement or a member of an affiliated group filing a consolidated federal income Tax Return.

        3.11 Employee Benefits. Part 3.11 of the Disclosure Letter contains a true, correct and complete list of all benefit plans (as defined in Section 3(3) of ERISA) and all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to any current or former employees of any of the Sellers (the "Plans") and, except as set forth in Part 3.11 of the Disclosure Letter, none of the Sellers has any obligations, contingent or otherwise, past or present, under applicable law or the terms of any Plan. With respect to all Plans, each of the Sellers is in compliance with all applicable Legal Requirements, including ERISA. Each of the Sellers has performed all obligations required to be performed by it under, and is not in violation of, and there has been no default or violation by any other party with respect to, any of the Plans. There are no pending or, to the Knowledge of the Sellers or the Stockholders, Threatened Proceedings by employees or former employees of any Seller, or beneficiaries or spouses of any of the above, involving any Plan. The Sellers have provided the Buyer with copies of each Plan that is in writing and with a written summary of each oral Plan. No Plan is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA. None of the Sellers nor any ERISA Affiliate (as defined below) contributes to or has an obligation to contribute to or has contributed to or had an obligation to contribute to within the past six years, a "multi-employer" plan as defined in Section 4001(a)(3) of ERISA. None of the Sellers nor any ERISA Affiliate has withdrawn from a multi-employer plan in a complete or partial withdrawal that resulted in any unsatisfied employer liability. None of the Sellers has contributed to an employee pension benefit plan that is subject to Section 412 of the Code or Title IV of ERISA. "ERISA Affiliate" means an entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any of the Sellers.

        3.12    Compliance with Legal Requirements;

                (a)     Except as set forth in Part 3.12 of the Disclosure
Letter: (i) to the Knowledge of the Sellers or the Stockholders, each of the Sellers is, and at all times since January 1, 1991 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) to the Knowledge of the Sellers or the Stockholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement; (iii) none of the Sellers has received, at any time since January 1, 1991, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

                (b) To the Knowledge of the Sellers or the Stockholders, each of the Sellers has obtained all Governmental Authorizations necessary for the conduct of its business as currently conducted. To the Knowledge of the Sellers or the Stockholders, except as set forth in Part 3.12 of the Disclosure Letter: (i) each of the Sellers is, and at all times since January 1, 1991 has been, in compliance in all material respects with each such Governmental Authorization,
(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization; (iii) none of the Sellers has received, at any time since January 1, 1991, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; (iv) the rights of each of the Sellers under all such Governmental Authorizations shall not be affected by the consummation of the Contemplated Transactions, and (v) all such Governmental Authorizations are fully-assignable to the Buyer.

                (c) For purposes of this Section 3.12(c), the "Products" shall mean x-ray products and all other products sold by the Sellers. To the Knowledge of the Sellers or the Stockholders, each of the Sellers, and each Product in current commercial distribution, is currently duly registered (in the case of each Seller) and listed (in the case of each Product) with the Federal Food and Drug Administration ("FDA") under section 360 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq. (the "FDC Act"), and the applicable rules and regulations thereunder. Each Product in current commercial distribution is either a Class I or a Class II medical device as defined under 21 U.S.C. 360c (a) (1) (A), (B) and the applicable rules and regulations thereunder and to the Knowledge of the Sellers or the Stockholders, was first marketed under, and is covered by, a premarket notification submission to the FDA in compliance with 21 U.S.C. 360 (k) and the applicable rules and regulations thereunder. To the Knowledge of the Sellers or the Stockholders, each of the Sellers is currently in compliance with, and each Product in current commercial distribution is manufactured, prepared, assembled and processed in compliance with Good Manufacturing Practice for Medical Devices set forth in 21 C.F.R. part 820. To the Knowledge of the Sellers or the Stockholders, each of the Sellers is in full compliance with the written procedures, recordkeeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R.
part 803. The premises of each of the Sellers and their records relating to the Products were most recently inspected by the FDA in April, 1993, with a follow-up inspection on April 7, 1994, and a true and complete copy of the report of such inspections has been furnished to the Buyer. The Sellers have corrected all deficiencies noted therein and have implemented all recommendations made therein. Since April, 1994, the FDA has not inspected such premises and records. To the Knowledge of the Sellers or the Stockholders, none of the Sellers is subject to any enforcement proceedings by the FDA and no proceedings have been threatened. To the Knowledge of the Sellers or the Stockholders, none of the Sellers has introduced in commercial distribution during the period of six calendar years immediately preceding the date hereof any Products which were upon their shipment by the Sellers adulterated or misbranded in violation of 21 U.S.C. 331.

        3.13    Legal Proceedings; Orders.

                (a) Except as set forth in Part 3.13 of the Disclosure Letter, there is no pending Proceeding: (i) that has been commenced by or against any Seller or that otherwise relates to or may affect, the business of, or any of the assets owned or used by, any Seller, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Sellers or the Stockholders, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                (b) Except as set forth in Part 3.13 of the Disclosure Letter there is no Order to which any Seller, or any of the assets owned or used by any Seller, is subject. Each of the Sellers is in full compliance with all of the terms and requirements of each Order to which it, or any assets owned or used by it, is subject.

        3.14    Absence of Certain Changes and Events. Except as set forth in
Part 3.14 of the Disclosure Letter, since the Balance Sheet Date, each of the Sellers has conducted its business only in the Ordinary Course of Business and there has not been any:

                (a) except in the Ordinary Course of Business, payment or increase by any Seller of any bonuses, salaries, commissions or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any stockholder, director, officer, or employee;

                (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Seller;

                (c) damage to or destruction or loss of any asset or property of any Seller, whether or not covered by insurance, having a Material Adverse Effect;

                (d) except in the Ordinary Course of Business, sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Seller or mortgage, pledge, or imposition of any Encumbrance on any asset or property of any Seller;

                (e) cancellation or waiver of any claims or rights with a value to any Seller in excess of $25,000;

                (f) material change in the accounting methods used by any Seller;

                (g) material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of the Sellers, taken as a whole;

                (h) indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by any Seller, except those in the Ordinary Course of Business which are, individually and in the aggregate, less than $25,000 in amount;

                (i) acquisition of any assets other than in the Ordinary Course of Business;

                (j) material reduction in the rate of, or gross margins associated with, bookings or orders for the products or services of any Seller; or

                (k) agreement, whether oral or written, by any Seller to do any of the foregoing.

        3.15    Contracts; No Defaults.

                (a) The Sellers have delivered to the Buyer true and complete copies of all of the Applicable Contracts. Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of each of the following Applicable Contracts, whether oral or written, along with a description of all oral Applicable Contracts: (i) each agreement that involves aggregate future payments by any Seller of more than $25,000; (ii) each distributorship, sales agency, franchise, joint venture or partnership agreement; (iii) each agreement not made in the Ordinary Course of Business which is to be performed after the Closing; (iv) each outstanding commitment to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $20,000; (v) each real or personal property lease; (vi) each agreement relating to the loan of money or availability of credit to or from any Seller; (vii) each agreement limiting the freedom of any Seller to compete in any line of business or with any Person; (viii) each agreement, contract, arrangement or understanding between any Seller and any present or former employee, or other agreements relating to the provision of services; (ix) each license agreement relating to patents, trademarks, know-how or other intellectual property, whether as licensee or licensor; (x) each collective bargaining agreement or other contract or commitment to or with any labor union or other group of employees; (xi) each mortgage, pledge, security, title retention, or similar agreement encumbering any of the Assets; (xii) each agreement providing for payments to or by any Person based on sales, purchases, revenues, profits or assets; (xiii) each guaranty or similar undertaking with respect to the obligations of any other Person; (xiv) each agreement relating to the acquisition or disposition of significant assets, businesses or companies within the past five years; and (xv) each other agreement which cannot be terminated by any Seller within one year after the date hereof without penalty or under which the consequences of a default or termination would have a Material Adverse Effect.

               (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth in Part 3.15(b) of the Disclosure Letter: (i) each Seller is, and at all times since January 1, 1991 has requirements of each Applicable Contract to which it is a party; (ii) each other Person that has any obligation or liability under any Applicable Contract is, and at all times since January 1, 1991 has been, in compliance in all material respects with all applicable terms and requirements of such Applicable Contract; and (iii) none of the Sellers has given to or received from any other Person, at any time since January 1, 1991, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Seller under any Applicable Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

        3.16 Insurance. Part 3.16 of the Disclosure Letter sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which any Seller is the beneficiary, including any self-insurance arrangement affecting any Seller. No Seller has received any notice from any insurer under any such policy disclaiming coverage or canceling or materially amending any such policy. Such policies or extensions or renewals thereof in such amounts will be outstanding and in full force and effect without interruption until the Closing Date. Each of the Sellers has paid all premiums due, and has otherwise performed all of its obligations under, each such policy. Each of the Sellers has given proper and timely notice to the insurer of all claims that may be insured under such policies. The Sellers have delivered true and complete copies of all such insurance policies to the Buyer.

        3.17    Environmental Matters.  Except as set Disclosure Letter:

                (a) Each of the Sellers is in full compliance with all Environmental Laws. None of the Sellers or the Stockholders has any basis to expect, nor has any Seller or any other Person for whose conduct any Seller is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, or (iii) any other Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller (or any predecessor) has or had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, transported or processed by any Seller (or any predecessor), or any other Person for whose conduct any Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                (b) There are no pending or, to the Knowledge of the Sellers or the Stockholders, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Seller (or any predecessor) has or had an interest.

                (c) None of the Sellers nor any other Person for whose conduct any Seller is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Seller (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any other such property or assets.

                (d) There has been no Release or, to the Knowledge of the Sellers or the Stockholders, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, transported, produced, imported, used, or processed at, from or by the Facilities, or at, from or by any other properties and assets (whether real, personal, or mixed) in which any Seller (or any predecessor) has or had an interest, or to the Knowledge of the Sellers or the Stockholders any geologically or hydrologically adjoining property, whether by any Seller or any other Person.

                (e) The Sellers have delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Seller, or any other Person for whose conduct any Seller is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

                (f) Part 3.17 of the Disclosure Letter sets forth or describes in reasonable detail: (i) all landfills, surface impoundments, pits, underground injections wells, waste piles, incinerators and any other units used by any Seller (or any predecessor) for the handling, treatment, recycling, storage or disposal of Hazardous Materials and (ii) all underground or above-ground storage tanks at the Facilities or on any property owned or operated at any time by any Seller (or any predecessor).

        3.18 Labor Disputes; Compliance. Since January 1, 1991, none of the Sellers have been a party to any collective bargaining or other labor Contract. Since January 1, 1991, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers or the Stockholders there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any Seller or any Sellers' premises, and no application for certification of a collective bargaining agent is pending or to the Knowledge of the Sellers or the Stockholders is Threatened. To the Knowledge of the Sellers or the Stockholders, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Seller, and no such action is contemplated by any Seller.

        3.19 Intellectual Property. Except as may be limited by the last four sentences of this

Section 3.19, the Sellers own or have adequate licenses to use, free and clear of any Encumbrance or obligation of payment, all patents, trademarks, trade names, service marks, branch names and copyrights, and applications therefor, used in the conduct of the business or the use of which is necessary for the conduct of the business of the Sellers as presently conducted (the "Intangibles"). Set forth in Part 3.19 of the Disclosure Letter is a complete list and summary description of all Intangibles and licenses or sublicenses entered into or granted by or to the Sellers with respect thereto and the countries of registration. The Sellers own or possess adequate rights to use, free and clear of any Encumbrance or obligation of payment, all inventions, technology, technical know-how, processes, designs, trade secrets, vendor and customer lists and other confidential information required for or used in the business of the Sellers as presently conducted ("Trade Secrets"). Except as disclosed in Part 3.19 of the Disclosure Letter, no Person has made any claim or demand upon any Seller pertaining to, and no Proceedings are pending, or to the Knowledge of the Sellers or the Stockholders Threatened, which challenge the rights of any Seller in respect of any Intangibles or Trade Secrets. No Intangible owned or used by any Seller is subject to any Order. To the Sellers' or the Stockholders' Knowledge, none of the Sellers has infringed or engaged in the unauthorized use of, or violated any confidentiality agreement that pertains to, any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of another Person. To the Knowledge of the Sellers or the Stockholders, there has been no infringement or unauthorized use of any Intangible or Trade Secret by any other Person.

        3.20 Disclosure. No representation or warranty of the Sellers or the Stockholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

        3.21    Relationships with Related Persons.  Except as set forth in Part
3.21 of the Disclosure Letter, no Related Person of any Seller has, or at any time after January 1, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Sellers. Except as set forth in Part 3.21 of the Disclosure Letter, none of the Sellers nor any Related Person of any Seller owns, or has owned, of record or as beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with any Seller, or (ii) engaged in a Competing Business except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.21 of the Disclosure Letter, no Related Person of any Seller is a party to any Contract with, or has any claim or right against, any Seller.

        3.22 Brokers or Finders. None of the Sellers nor any officers or agents thereof have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions. The Sellers and the Stockholders will indemnify and hold the Buyer harmless from any such payments alleged to be due by or through any Seller as a result of the actions of any Seller or its officers or agents.

        3.23    No Termination of Relationship.  Except as set forth in Part
3.23 of the Disclosure Letter, to the Knowledge of the Sellers or the Stockholders no distributor, customer, supplier, lender, employee or other person which has an existing relationship with the Seller intends not to continue such relationship with the Buyer substantially on the same terms after the Closing as a result of the execution of this Agreement or the performance of the Contemplated Transactions.

        3.24 Customers and Suppliers. No unfilled customer orders or commitments obligating any Seller to process, manufacture or deliver products or perform services, which orders or commitments are material, individually or in the aggregate, to the Sellers will result in a material loss to the business of the Sellers upon completion of performance. No purchase orders or commitments of any Seller, which orders or commitments are material, individually or in the aggregate, to any Seller, are materially in excess of normal requirements for any such Seller, nor are prices provided therein materially in excess of current market prices for the products or services to be provided thereunder. No material supplier of any Seller has indicated within the past year that it will stop, or materially decrease the rate of supplying materials, products, or services to any Seller and no material customer of any Seller has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products or services from any Seller. Part 3.24 of the Disclosure Letter sets forth a list of (a) each customer that accounted for more than 5% of the combined revenues of the Sellers during the last fiscal year and
(b) each supplier that is the sole supplier of any significant product or component to any Seller.

        3.25 Recalls. No products of any Seller have been recalled since January 1, 1991 and, to the Knowledge of the Sellers or the Stockholders, there is no basis for any such recall.

        3.26 Backlog. The backlog of the Sellers as of the Closing Date is greater than or equal to $2,500,000. For purposes of this Section 3.26, "backlog" means all firm orders and commitments for the Sellers' products and services which orders and commitments contain terms and conditions that are consistent with the Sellers' practices over the past year.

        3.27 Inventories. As of the Closing Date, the book value of Inventory (as defined below) that is of a quality and quantity usable and salable in the Ordinary Course of Business of the Sellers is at least $4,500,000. Items included in such Inventories are carried on the books of the Sellers at the lower of cost or market and with respect to Inventories existing as of the Balance Sheet Date, are reflected on the 1995 Balance Sheet net of adjustments for excess and obsolete items. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods held by the Sellers, for manufacturing, assembly, processing, finishing, and sale or resale to others.

        3.28 Product and Service Warranties. The Sellers have provided the Buyer with copies of the current standard warranty used for each of the products and services of the Sellers. Part 3.28 of the Disclosure Letter describes any and all other product or service warranties made by or on behalf of the Sellers that deviate materially from the current standard warranties and which remain in effect on the date hereof, or pursuant to which any Seller has any remaining obligations. Part 3.28 of the Disclosure Letter sets forth the aggregate warranty costs of the Sellers in each of the last three full fiscal years.

        3.29    Property, Plant and Equipment.

                (a) Part 3.29(a) of the Disclosure Letter lists the common street address for and legally describes all real property that any of the Sellers and their Subsidiaries owns (together with all buildings, improvements, fixtures and appurtenances located thereon and all rights and privileges which are appurtenant thereto, the "Real Property"). Except as set forth in Part 3.29 of the Disclosure Letter, with respect to each such parcel of the Real Property:

                        (i) Boulevard Bank National Association, a national banking association, as trustee (the "Trustee") under trust agreement dated December 21, 1993 and known as trust number 9757 (the "Trust"), is the sole holder of record fee simple title to the Real Property and Haymarket is the owner of 100% of the beneficial interest in the Trust. The Trust has good and marketable title to the Real Property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of general taxes and special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                        (ii) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property or other matters adversely affecting, or which would adversely affect the current use, occupancy, or value thereof;

                        (iii) the legal description for the land comprising a part of the Real Property (the "Land") contained in Part 3.29 of the Disclosure Letter and in the deed to be delivered pursuant to this Agreement describes the Land fully and accurately. The survey attached hereto as Exhibit H, which geographically depicts the Land, is accurate. The buildings and improvements comprising a part of the Real Property are located within the boundary lines of the Land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use," "permitted non-conforming structure" or other similar classifications), and do not encroach on any easement which may burden the Land, and the Land does not serve any adjoining property for any purpose inconsistent with the current use of the Land, and the Real Property is not located within any flood plain or subject to any similar type restriction for which any Governmental Authorization necessary to the use thereof has not been obtained;

                        (iv) all facilities comprising a part of the Real Property have received all final, non-appealable and unconditional approvals of Governmental Bodies (including Governmental Authorizations) required in connection with the ownership, occupancy or operation thereof and have been operated and maintained in material accordance with applicable Legal Requirements;

                        (v) other than leases with one or more of the Sellers, which leases shall be canceled by Sellers and all other parties thereto effective no later than Closing, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

                        (vi) there are no outstanding options or rights of first refusal or offer to purchase the Real Property, or any portion thereof or interest therein;

                        (vii) there are no parties (other than the Sellers and their Subsidiaries) in possession of the Real Property;

                        (viii) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate to operate the Real Property at its current rate of production, in accordance with all applicable Legal Requirements and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property; and

                        (ix) the eastern boundary line of the Real Property is contiguous to, and the Real Property has direct vehicular access to, a public road, or has access to a public road, and access to the Real Property is provided by paved public right-of-way with adequate curb cuts available.

                        (x)     neither the Sellers nor any of their
Subsidiaries have received any notice that the real estate tax assessment of the Real Property made by the County Assessor has been, or is proposed to be, increased above the assessment applicable to the 1995 general real estate taxes;

                        (xi) no permanent real estate index number assigned to the Real Property for real estate tax purposes by the County Assessor or County Collector is applicable to any property other than the Real Property and the only permanent real estate index numbers applicable to the Real Property are 15-16-420-017-0000 and 15-16-412-037-0000;

                        (xii) no part of the Real Property is part of any area, lot, "zoning lot" or "lot of record" pursuant to any ordinances of the municipality in which the Real Property is located concerning zoning, planning, subdivision or development, any part of which area, lot, zoning lot or lot of record is not part of the Real Property;

                        (xiii) no special taxes or assessments have been levied, assessed or imposed against any part of the Real Property and Sellers have no Knowledge of any pending or contemplated special taxes or assessments with respect to any part of the Real Property;

                        (xiv) other than with respect to utility lines which enter the Real Property directly from a public right-of-way or through perpetual and irrevocable easements of record which are appurtenant to the Real Property, no part of the Real Property is dependent upon any other real property or any facilities located on other real property (a) for the continued use, occupancy and enjoyment of the Real Property consistent with its current use, occupancy and enjoyment, or (b) to satisfy any applicable zoning or other Legal Requirements;

                        (xv) no buildings, structures or other improvements situated on other real property encroach on the Real Property; and

                        (xvi) there is no fact or circumstance concerning any portion of the Real Property that (a) would be disclosed by an accurate survey of the Real Property complying with the requirements of the Survey, as set forth in Section 2.10 above, (b) is not disclosed by that certain survey of a portion of the Real Property and certain other adjacent property prepared by Gremley & Biederman, Inc., dated November 21, 1986, having a last revision date of December 12, 1986, and bearing order no. 863455, and (c) either (1) materially and adversely affects either the value of, or marketability of title to, the Real Property, or the Buyer's or its successors' or assigns' ability or right to occupy, use and enjoy the Real Property as it currently is being used, or (2) causes the Title Company to refuse, upon delivery to it of the Survey, to provide to Buyer or Buyer's designee, as part of the Title Policy, extended coverage over matters of survey, or the endorsements described in Section 5.1(k) below.

                (b) Part 3.29(b) of the Disclosure Letter lists and briefly describes all real property leased or subleased to any of the Sellers and their Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.29(b), which have not been amended or modified since the date thereof, of the Disclosure Letter. With respect to each lease and sublease listed in Section 3.29(b) of the Disclosure
Letter:

                        (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                        (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                        (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, could constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iv) no party to the lease or sublease has repudiated any provision thereof;

                        (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                        (vi)    with respect to each sublease, the
representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                        (vii) none of the Sellers of their Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                        (viii) all facilities leased or subleased thereunder have received all approvals of Governmental Bodies (including Governmental Authorizations) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and

                        (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

        3.30 Illinois Responsible Property Transfer Act. The provisions of the Illinois Responsible Property Transfer Act of 1988, as amended are not applicable to the transfer of Real Property as contemplated by this Agreement.

        3.31 Post-August 31 Activities. Since August 31, 1996, none of the Sellers has billed any customers or booked any accounts receivable.

        4.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Sellers as follows:

        4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        4.2     Authority; No Conflict.

                (a) The Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. All corporate and other actions and proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                (b) Except as set forth in Exhibit G, neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of the Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of the Buyer; (iii) any Legal Requirement or Order to which the Buyer may be subject; or (iv) any Contract to which the Buyer is a party or by which the Buyer may be bound.

Except as set forth in Exhibit G, the Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement by the Buyer or the consummation or performance of any of the Contemplated Transactions by the Buyer.

        4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer's Knowledge, no such Proceeding has been Threatened.

        4.4 Brokers and Finders. The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the Buyer will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

        5.      CONDITIONS TO OBLIGATIONS

        5.1. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived in writing by the Buyer in the manner provided in Section 7.6 hereof):

                (a) Representations, Warranties and Performance of the Sellers. The representations and warranties set forth in Section 3 hereof shall be accurate on and as of the date hereof, and on and as of the Closing Date as though made on and as of the Closing Date, and the Sellers shall have performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing.

                (b) No Material Adverse Changes. There shall have been no material adverse change in the financial condition, properties, assets, liabilities, earnings, business, operations or prospects of any of the Sellers since December 31, 1995, whether or not in the Ordinary Course of Business.

                (c) Authorization. The Sellers shall have furnished the Buyer with a copy of all resolutions adopted by their Board of Directors and shareholders in connection with such actions, certified by the Secretary or an Assistant Secretary of the relevant Seller, together with copies of such other instruments and documents as the Buyer shall have reasonably requested.

                (d) Consents. Any Governmental Body having jurisdiction over any Seller or over the Buyer, to the extent that its consent or approval is required by applicable Legal Requirements for the performance of this Agreement or the consummation of the transactions contemplated hereby shall have granted any necessary consent or approval.

                (e) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of the Buyer for lawful consummation of the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of the Buyer is unduly burdensome.

                (f) Good Standing Certificates. Each Seller shall have delivered to the Buyer a corporate good standing certificate from its jurisdiction of incorporation (or equivalent evidence of each such entity's status in the case of certain foreign jurisdictions).

                (g) Officer's Certificate. Each Seller shall have delivered to the Buyer a certificate executed by an officer of such Seller, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b).

                (h) Legal Opinion. The Buyer shall have received from Hedberg, Tobin, Flaherty & Whalen, counsel to the Sellers, an opinion substantially in the form of Exhibit D attached hereto.

                (i) Approvals. The Buyer shall have obtained all necessary approvals from its Board of Directors to enter into this Agreement and to consummate the transactions contemplated hereby;

                (j) Deed. Sellers shall have delivered to Buyer a trustee's deed executed by the Trustee and conveying marketable fee simple title to the Real Property to Buyer or Buyer's designee subject only to the Permitted Exceptions. In addition, Haymarket shall have executed and delivered to Buyer or Buyer's designee a certificate of warranties containing those warranties that are contained in an Illinois statutory form of general warranty deed.

                (k)     Title Insurance.   Sellers, at their sole cost and
expense, shall have delivered or shall have caused to be delivered to Buyer an American Land Title Association owner's policy of title insurance (the "Title Policy"), standard form B (1992), covering the Real Property and issued to Buyer or Buyer's designee by Chicago Title Insurance Company (the "Title Company"). The Title Policy shall be in an amount of not less than $2,800,000, and shall cover the Closing Date, provide extended coverage over the general exceptions commonly appearing in said standard form, and contain access, contiguity, location, survey, zoning 3.1 (including parking) endorsements and such other endorsements as may be reasonably requested by Buyer. The Title Policy shall show good marketable fee simple title to the Real Property in Buyer or Buyer's designee subject only to the following title exceptions (collectively, the "Permitted Exceptions"): (i) general real estate taxes for the Real Property for calendar year 1996 and subsequent years; (ii) the rights of persons unrelated to Sellers arising by, through or under Buyer; and (iii) such additional exceptions to title as Buyer may have specifically agreed in writing to accept. The Title Policy shall state the tax parcel number(s) relating to the real property as then shown on the County Assessor's records and whether or not other Real Property is included within such number(s). Sellers acknowledge that, on August 20, 1996, Buyer ordered from Gremley & Biederman, Inc., preparation of the Survey and further acknowledge that the Survey may not be completed by the surveyor and available to the Buyer prior to the Closing. Accordingly, if Buyer elects to proceed with the Closing without having first received the Survey, then Sellers shall not be obligated to cause the Title Company to provide to Buyer at Closing extended coverage over matters of survey or any other endorsement or affirmative insurance for which the Title Company requires a current ALTA/ACMS Land Title Survey of the Real Property. The provisions of the preceding sentence shall not, however, be deemed to constitute a waiver by Buyer of, or otherwise diminish, Sellers' obligations to cause the Title Company to provide to Buyer title insurance satisfying the requirements of this subparagraph promptly following the Buyer's and the Title Company's receipt of the Survey.

                (l) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to the Buyer, and the Buyer or its designee shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.

        Section 5.2. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived by the Seller Representative in writing in the manner provided in Section
7.6 hereof):

                (a) Representations, Warranties and Performance of the Buyer. The representations and warranties set forth in Section 4 hereof shall be accurate on and as of the date hereof, and on and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement prior to the Closing.

                (b) Authorization. The Buyer shall have furnished the Sellers with a copy of all resolutions adopted by its Board of Directors in connection with such actions, certified by the Secretary or an Assistant Secretary of the Buyer, together with copies of such other instruments and documents as the Seller shall have reasonably requested.

                (c) Consents. Any Governmental Body having jurisdiction over any Seller, to the extent that its consent or approval is required by applicable Legal Requirements for the performance of this Agreement or the consummation of the transactions contemplated hereby shall have granted any necessary consent or approval.

                (d) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of the Sellers for lawful consummation of the transactions contemplated hereby shall have been obtained.

                (e) Good Standing Certificates. The Buyer shall have delivered to the Sellers a corporate good standing certificate from its jurisdiction of incorporation.

                (f) Officer's Certificate. The Buyer shall have delivered to the Sellers a certificate executed by an officer of the Buyer, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 5.2(a).

                (g) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to the Sellers, and the Sellers shall have received all documents that they may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to them.

                (h) Severance Agreements. Each of Dennis Bleser, Oscar Khutoryansky and Paul Kupsco shall have executed and delivered to the Buyer severance agreements in form and substance satisfactory to the Buyer which provide for the payment of one year's base salary and fringe benefits in the event such person's employment with the Buyer is terminated without cause prior to the third anniversary of the Closing Date, and upon such other terms mutually agreeable to the Buyer and each of Messrs. Bleser, Khutoryansky and Kupsco. Each of Mr. Patrick T. Fitzgerald and Ms. Julia Worden, collectively, shall have agreed to indemnify and reimburse the Buyer for fifty percent (50%) of all payments made by the Buyer under these severance agreements.

        6.      INDEMNIFICATION; REMEDIES

        6.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing; the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

        6.2 Indemnification and Reimbursement by the Sellers and the Stockholders. The Sellers and the Stockholders will, jointly and severally, indemnify and hold harmless the Buyer, its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

                (a) any Breach of any representation or warranty made by any Seller or Stockholder in this Agreement, the Disclosure Letter, or any other certificate or document delivered by any Seller pursuant to this Agreement;

                (b) any Breach by any Seller or Stockholder of any covenant or obligation of any Seller or Stockholder in this Agreement;

                (c)     any Excluded Liability;

                (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or Stockholder; or

                (e) any non-compliance by the Sellers of any applicable Illinois Bulk Sales Law.

        6.3 Indemnification and Reimbursement by the Buyer. The Buyer will indemnify and hold harmless each of the Sellers and the Stockholders, and each of their respective representatives, stockholders, controlling persons and affiliates, and will reimburse each of the Sellers and the Stockholders, and each of their respective representatives, stockholders, controlling persons and affiliates for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by the Buyer in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement, (b) any Breach by the Buyer of any covenant or obligation of the Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions or (d) any Assumed Liabilities.

        6.4 Limitations on Indemnification. None of the Sellers or the Stockholders will have any liability for indemnification under Section 6.2(a) with respect to any representation or warranty in Section 3, other than those in Sections 3.1, 3.2, 3.3, 3.6, 3.10, 3.12, 3.17, 3.29(a)(i) or 3.30 unless on or before the second anniversary of the Closing Date the Seller Representative is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer. None of the Sellers or the Stockholders will have any liability for indemnification under Section 6.2(a) with respect to Section 3.1, 3.2, 3.3, 3.6, 3.10, 3.12, 3.17,
3.29(a)(i) or 3.30, or under Sections 6.2(b), 6.2(d) or 6.2(e), unless on or before thirty (30) days after the expiration of the statute of limitations applicable to the underlying claim giving rise to indemnification the Seller Representative is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer. The Buyer will have no liability for indemnification under Section 6.3(a) with respect to any representation or warranty in Section 4 unless on or before the second anniversary of the Closing Date the Buyer is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller Representative. The Buyer will have no liability for indemnification under Sections 6.3(b) or 6.3(c) unless on or before thirty (30) days after the expiration of the statute of limitations applicable to the underlying claim giving rise to indemnification the Buyer is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller Representative. Notwithstanding the foregoing, a claim for indemnification or reimbursement under Section 6.2(c) or Section 6.3(d) may be made at any time. None of the Sellers or the Stockholders shall have any indemnity obligations to the Buyer under Section 6.2(a) until the aggregate cumulative amount of the Buyer's indemnity claims against the Sellers and the Stockholders exceeds $50,000, and then only for such aggregate indemnity claims in excess of $50,000.

        6.5     Procedures for Indemnification -- Third Party Claims.

                (a) Subject to any limitations provided in Section 6.4, promptly after receipt by an indemnified party under Section 6.2 or Section 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                (b) If any Proceeding referred to in Section 6.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if a customer or a supplier of any Seller asserts that the Buyer is liable to such customer or supplier for a monetary obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Section 6 and the Buyer reasonably determines that it has a valid business reason to fulfill such obligations, then
(i) the Buyer shall be entitled to satisfy such obligation without prior notice to or consent from the Sellers or the Seller Representative, (ii) the Buyer may make a claim for indemnification pursuant to this Section 6 and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 6, for any such Damages for which it is entitled to indemnification pursuant to the provisions of this Section 6; provided, however, that if the Buyer makes a claim for indemnification in accordance with this sentence the Sellers and the Stockholders shall not be deemed to have waived any defense to such claim by the Buyer, notwithstanding the Buyer's prior satisfaction of the obligation for which indemnification is sought, and it shall not be a defense to the Buyer's claim for indemnification that the Buyer has satisfied the obligation for which indemnification is sought.

                (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding for which it would be entitled to affect it or its affiliates other than solely as a result of monetary damages the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, and the indemnifying party shall be liable to the indemnified party under this Section 6 for any reasonable fees of counsel and any other costs or expenses incurred by the indemnified party as a result of its assumptions of the defense of such proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                (d) Each of the Sellers and the Stockholders hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on the Sellers and the Stockholders with respect to such a claim anywhere in the world.

                (e)     For purposes of providing any notice required under this
Section 6, the Buyer may treat the Seller Representative as the authorized representative of all of the Sellers and the Stockholders and any notice given to the Seller Representative shall be deemed given to each Seller and Stockholder.

        6.6 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

        7.      GENERAL PROVISIONS

        7.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the Buyer and the Sellers will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        7.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, by the Buyer only with the consent of the Seller Representative, and by any of the Sellers or the Stockholders, only with the consent of the Buyer, none of which consents will unreasonably be withheld. The content of any public announcement by the Buyer will be subject to review and approval by the

Seller Representative, and the content of any public announcement by any of the Sellers or the Stockholders will be subject to review and approval by the Buyer, none of which approvals will unreasonably be withheld. The Seller Representative and the Buyer will consult with each other concerning the means by which the Sellers' employees, customers, and suppliers and others having dealings with the Sellers will be informed of the Contemplated Transactions, and the Buyer will have the right to be present for any such communication.

        7.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when actually received or if earlier, one day after deposit with a nationally recognized overnight delivery service, charges prepaid, or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers a party may designate by notice to the other party): Seller
Representative:

        Patrick T. Fitzgerald
        c/o Continental X-Ray Corporation
        2000 South 25th Avenue
        Broadview, Illinois 60153
        Telecopy No.:  (708)345-1227

        with a copy to:

        Paul E. Flaherty, Esq.
        Hedberg, Tobin, Flaherty & Whalen
        Suite 1950
        Three First National Plaza
        Chicago, Illinois 60602
        Telecopy No.:  (312) 726-3179

        Buyer:

        CXR Acquisition Corp.
        c/o Trex Medical Corporation
        36 Apple Ridge Road
        Danbury, Connecticut 06810
        Attention:  President
        Telecopy No.:  203-790-1188

        with a copy to:

        Thermo Electron Corporation
        81 Wyman Street
        Waltham, MA  02254-9046
        Attention: General Counsel

        Telecopy No.:  (617) 622-1283

        7.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, County of Middlesex, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        7.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        7.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        7.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        7.8 Disclosure Letter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        7.9 Assignments, Successors, and Third-Party Rights. No party hereto may assign any of its rights under this Agreement without the prior written consent of the other party except that the Buyer may assign any of its rights under this Agreement to any Subsidiary of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        7.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        7.11 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        7.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        7.13 Governing Law. This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

        7.14 Relief. In the event of a breach of the provisions of this Agreement by any Seller, in addition to any other rights and remedies that the Buyer may have under law or in equity, the Buyer shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

        7.15 Access to Historical Financial Information. The Sellers shall make available, and direct and authorize their respective independent public accountants to make available, to the Buyer and to the independent public accountants representing the Buyer (at no cost to the Buyer), all working papers pertaining to the examination by the Sellers' accountants of the accounting records of the Sellers, and shall provide such cooperation as the Buyer shall reasonably request in connection with the Buyer's preparation of any financial statements relating to the businesses of the Sellers required to be included in any filing made by the Buyer or any affiliate of the Buyer with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act. For seven years from the date hereof, upon written request of a Seller or Stockholder, Buyer or its successor shall make or cause to be made available to such Seller or Stockholder, as the case may be, all books and records included in the Assets that are needed by such Seller or Stockholder for a valid business or financial purpose, and permit such Seller or Stockholder to inspect and copy such books and records upon reasonable notice and at such reasonable times as may be mutually agreed upon by such Seller or Stockholder and Buyer and shall be at such Seller's or Stockholder's sole cost and expense.

        7.16 Solicitation. For a period of two years after the Closing Date, none of the Sellers nor any Stockholders shall, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, solicit or attempt to induce any Restricted Employee to terminate his or her employment with the Buyer or any affiliate of the Buyer; provided, however, that it shall not be a breach of this Section 7.16 for any Seller or Stockholder to solicit Restricted Employees by means of general public advertisements. For purposes of this agreement, a "Restricted Employee" shall mean any person, other than employees terminated involuntarily by the Buyer, who (i) either (A) hold or have access to trade secrets or other confidential information relating to the business of any Seller or (B) had annual base salary in 1995 of at least $50,000, and (ii) either (X) was an employee of the Buyer or any affiliate of the Buyer on either the date of this Agreement or the Closing Date or (Y) was an employee of any Seller on either the date of this Agreement or the Closing Date and who is employed by the Buyer immediately after the Closing.

        7.17    Non-Competition.

                (a) For a period of five years after the Closing Date, none of the Sellers nor any Stockholder shall, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) develop, manufacture, market or sell any product or perform any services which compete with any existing or proposed medical diagnostic imaging product manufactured or proposed to be manufactured or any services performed or proposed to be performed by the Sellers on or prior to the Closing Date, or (ii) engage in any business competitive with the business of the Sellers in the field of medical diagnostic imaging as conducted on the Closing Date, anywhere in the world. The preceding sentence shall apply to Paul Kupsco only as it relates to the manufacture, sales and service of X-ray film processors.

                (b) Each of the Sellers and the Stockholders agree that the duration and geographic scope of the non-competition provision set forth in this
Section 7.17 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside the U.S. where this provision is intended to be effective.

        7.18 Certificate of Amendment. On or prior to Closing, Continental and Alphatek shall deliver to the Buyer a duly executed and acknowledged articles or certificate of amendment to Continental's and Alphatek's articles or certificate of incorporation or other appropriate document which is required to change Continental's and Alphatek's corporate name to a new name bearing no resemblance to its present name so as to make Continental's or Alphatek's present name available to the Buyer. The Buyer is hereby authorized to file such certificate or other document (at the Sellers' expense) in order to effectuate such change of name at or after the Closing as the

Buyer shall elect.

        7.19 Transfer Taxes. The Sellers shall pay all state, county and municipal sales, use, excise, real property transfer or other taxes which may be payable in the State of Illinois in connection with the sale and transfer of the Assets.

        7.20 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        7.21 Guarantee. Trex Medical hereby guarantees the prompt and complete performance by the Buyer of all of the Buyer's covenants, obligations and conditions hereunder, which guarantee shall continue until all of the terms of this Agreement to be performed by the Buyer have been performed or otherwise discharged.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
                                                BUYER:

                                                CXR ACQUISITION  CORPORATION

                                                By: /s/ Hal Kirshner
                                                Name:   Hal Kirshner
                                                Title:  President

                                                SELLERS:

                                                CONTINENTAL X-RAY CORPORATION

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: President

                                                ALPHATEK CORPORATION

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: Vice President

                                                BROADVIEW MANUFACTURING
                                                CORPORATION

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: President

                                                HAYMARKET SQUARE ASSOCIATES

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: Administrative Partner


                                                ADVANCED MEDICAL IMAGING, INC.

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: President

                                                TRANS-CONTINENTAL X-RAY
                                                CORPORATION

                                                By:   /s/ Patrick T. Fitzgerald
                                                Name: Patrick T. Fitzgerald
                                                Title: President

                                                STOCKHOLDERS:

                                                /s/ Julia Worden
                                                Julia Worden

                                                /s/ Genevieve Fitzgerald
                                                Genevieve Fitzgerald

                                                /s/ Patrick Fitzgerald
                                                Patrick Fitzgerald

                                                /s/ Paul Kupsco
                                                Paul Kupsco

        As to Section 7.21 only:                TREX MEDICAL CORPORATION

                                                By: /s/ Hal Kirshner
                                                Name:   Hal Kirshner
                                                Title:  President